Exhibit 99.1

MoneyGram International Announces Second Quarter 2008 Results

Money Transfer Revenue Grows 23 Percent

MINNEAPOLIS--(BUSINESS WIRE)--MoneyGram International, Inc. (NYSE:MGI), today announced preliminary second quarter 2008 financial results. The second quarter 2008 financial results are preliminary as the Company is finalizing the market valuation of embedded derivatives within the Series B Preferred Stock agreements. For further information, see the “Preliminary Second Quarter 2008 Results” section of this press release. Following are significant items affecting operating results during the second quarter of 2008:

  Fee and other revenue increased 21 percent to $281.9 million in the second quarter of 2008 from $232.5 million in the second quarter of 2007, driven by continued growth in money transfer transaction (including bill payment) volume.
  Global Funds Transfer segment fee and other revenue grew 22 percent in the second quarter of 2008, driven by 23 percent growth in money transfer transaction revenue and 19 percent growth in money transfer transaction (including bill payment) volume.
  We recorded $30.3 million of net securities losses including market-to-market losses in auction rate securities and other-than-temporary impairments on other asset-backed securities. The recapitalization on March 25, 2008, included funds to cover these losses.
  Investment commissions expense reflects a gain of $29.3 million from increases in the fair value of swaps. All swaps were terminated in the second quarter.
  EBITDA (earnings before interest, taxes, depreciation and amortization, and amortization of agent signing bonuses) and Adjusted EBITDA (EBITDA adjusted for net securities losses, swap termination, and severance costs) were $39.5 million and $58.2 million in the second quarter of 2008 compared to $68.8 million and $69.2 million in the second quarter of 2007.
  Interest expense increased to $24.0 million in the second quarter of 2008 from $2.0 million in 2007 due to higher outstanding debt as a result of the recapitalization completed in March 2008, partially offset by a $4.2 million gain from increases in the fair value of swaps.
  Expenses include $17.7 million of executive severance and related costs.
  Net loss of $16.0 million as a result of the aforementioned items.

Anthony Ryan, executive vice president and chief operating officer said, "I want to thank our employees for their efforts and contributions during the second quarter as we continued to execute our purpose; to help people and businesses by providing affordable, reliable, and convenient payment services. We were able to complete another strong quarter in the money transfer business complemented by exceptional growth in our agent network further demonstrating the global growth opportunity ahead of us.”

Mr. Ryan continued, “While we reported a net loss, we measure our financial performance based on certain cash flow metrics, including EBITDA, which was very strong in the second quarter despite the decrease in investment revenue as a result of our newly adopted investment policy and the repositioning of the investment portfolio. Our strong cash flow will support capital spending to rapidly grow our agent network and to invest in the infrastructure to support our 2008 growth plans.”

Segment Highlights

MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.

Global Funds Transfer

	Three Months Ended		2008	Six Months Ended		2008
	June 30		vs.	June 30		vs.
(Amounts in Thousands)	2008	2007	2007	2008	2007	2007
Money Transfer (including Bill Payment)
Fee and other revenue	$254,715	$207,926	23%	$491,600	$396,776	24%
Investment revenue	375	1,267	-70%	1,081	2,513	-57%
Net securities (losses) gains	(346)	(3)	NM	(4,081)	5	NM
Total Money Transfer revenue	254,744	209,190	22%	488,600	399,294	22%
Retail Money Order and other
Fee and other revenue	16,727	14,800	13%	33,659	29,784	13%
Investment revenue	5,021	23,047	-78%	13,870	44,416	-69%
Net securities (losses) gains	(4,240)	53	NM	(44,878)	232	NM
Total Retail Money Order and other revenue	17,508	37,900	-54%	2,651	74,432	-96%
Total Global Funds Transfer revenue
Fee and other revenue	271,442	222,726	22%	525,259	426,560	23%
Investment revenue	5,396	24,314	-78%	14,951	46,929	-68%
Net securities (losses) gains	(4,586)	50	NM	(48,959)	237	NM
Total Global Funds Transfer revenue	272,252	247,090	10%	491,251	473,726	4%
Commissions expense	(128,551)	(105,225)	22%	(245,114)	(200,258)	22%
Net revenue	$143,701	$141,865	1%	$246,137	$273,468	-10%
Operating (loss) income	$30,620	$40,792	-25%	$26,948	$78,343	-66%
Operating margin	11.2%	16.5%		5.5%	16.5%

NM = Not meaningful

Total revenue for the Global Funds Transfer segment is comprised primarily of fees on money transfers, as well as fees on retail money orders and bill payment products, investment revenue and securities gains and losses. Total revenue increased $25.2 million, or 10 percent, in the second quarter of 2008 over the second quarter of 2007, despite an $18.9 million decrease in investment revenue and net securities losses of $4.6 million that were recorded from the investment portfolio and allocated to this segment. Excluding net securities losses, total segment revenue increased 12 percent.

Total fee and other revenue for the Global Funds Transfer segment increased $48.7 million, or 22 percent, in the second quarter of 2008 over the second quarter of 2007, and continues to be driven by the growth in the money transfer business. Money transfer fee and other revenue (including bill payment) grew 23 percent while money transfer transaction volume (including bill payment) increased 19 percent in the second quarter of 2008 as a result of network expansion and targeted pricing initiatives. The higher revenue growth rate versus transaction volume growth is due to changes in product mix (money transfer versus bill payment) and the Euro exchange rate.

Domestic originated transactions (including bill payment), which contribute lower revenue per transaction, increased 20 percent, in the second quarter of 2008, compared to the second quarter of 2007, while internationally originated transactions (outside of North America) increased at a rate of 23 percent from the prior year. Transaction volume to Mexico grew 3 percent in the second quarter of 2008 over the second quarter of 2007, above the market pace as reported by the Banco de Mexico.

The growth in money transfer continues to reflect our strategy of providing consumer choice through network expansion. The money transfer agent base expanded 26 percent, to about 157,000 locations, in the second quarter of 2008 over the second quarter of 2007, primarily due to increases in international agent locations.

Fee and other revenue for retail money order for the second quarter of 2008 increased 13 percent primarily due to the acquisition of Property Bridge, which closed in October 2007. Money order fees were down approximately 4% compared to the second quarter of 2007, consistent with the decline in volume. The decline in volume is expected to continue.

Investment revenue in Global Funds Transfer decreased 78 percent in the second quarter of 2008 compared to the second quarter of 2007, reflecting lower yields from the realignment of the investment portfolio away from asset-backed securities into highly liquid assets.

Commissions expense in the second quarter of 2008 increased 22 percent compared to the same period in 2007, primarily driven by higher money transfer transaction volume, tiered commission rates paid to certain agents and increases in the Euro exchange rate. Higher money transfer transaction volumes increased fee commissions expense by $20.2 million, while higher average commissions per transaction, primarily from tiered commissions, increased commissions by $4.8 million.

Operating income of $30.6 million and operating margin of 11.2 percent for the second quarter of 2008 reflects lower investment revenue, as well as the net securities losses of $4.6 million. Excluding net securities losses, operating income was $35.2 million and operating margin was 12.7 percent for the second quarter of 2008.

Payment Systems

	Three Months Ended		2008	Six Months Ended		2008
	June 30		vs.	June 30		vs.
(Amounts in Thousands)	2008	2007	2007	2008	2007	2007
Official check and payment processing revenue (losses)
Fee and other revenue	$4,679	$3,384	38%	$8,111	$6,640	22%
Investment revenue	28,637	75,563	-62%	79,785	147,809	-46%
Net securities (losses) gains	(25,284)	(290)	NM	(283,587)	376	NM
Total official check and payment processing revenue (losses)	8,032	78,657	-90%	(195,691)	154,825	NM
Other revenue
Fee and other revenue	5,621	6,262	-10%	11,009	12,139	-9%
Investment revenue	465	1,178	-61%	1,395	2,319	-40%
Net securities (losses) gains	(421)	(5)	NM	(5,045)	6	NM
Total other revenue	5,665	7,435	-24%	7,359	14,464	-49%
Total Payment Systems revenue (losses)
Fee and other revenue	10,300	9,646	7%	19,120	18,779	2%
Investment revenue	29,102	76,741	-62%	81,180	150,128	-46%
Net securities (losses) gains	(25,705)	(295)	NM	(288,632)	382	NM
Total Payment Systems revenue (losses)	13,697	86,092	-84%	(188,332)	169,289	-211%
Commissions expense	4,839	(60,374)	-108%	(92,719)	(117,602)	-21%
Net revenue (loss)	$18,536	$25,718	-28%	$(281,051)	$51,687	-644%
Operating (loss) income	$3,904	$9,898	-61%	$(310,949)	$19,464	NM
Operating margin	28.5%	11.5%		NM	11.5%

NM = Not meaningful

Total revenue includes investment revenue, net securities gains and losses, per-item fees charged to official check financial institution customers and fees earned on the rebate processing business. The net revenue in the Payment Systems segment of $18.5 million in the second quarter of 2008 reflects the net securities losses of $25.7 million that were recorded in the investment portfolio and allocated to this segment. In addition, investment revenue decreased $47.6 million, or 62 percent, in the second quarter of 2008 due to the substantial decrease in investment balances and lower yields earned.

In the first quarter of 2008, MoneyGram initiated a restructuring of the official check business by changing the commission structure and exiting certain large customer relationships. The Company has termination agreements with nine of its top ten financial institutions and anticipates the balances associated with these institutions will runoff over twelve to eighteen months. At the end of April, the Company re-priced the commission rate paid to a substantial majority of its other official check financial institution customers. The new lower commission rates took effect mostly on June 1 and the remainder on July 1.

Commission expense decreased 108 percent in the second quarter of 2008, compared to the second quarter of 2007, reflecting a $29.3 million increase in the fair value of swaps and a lower interest rate environment.

Capital Transaction, Unrestricted Assets, Interest and Dividends

As previously announced, MoneyGram completed a capital transaction on March 25, 2008 pursuant to which the Company received $1.5 billion of gross equity and debt capital to support the long-term needs of the business and provide necessary capital due to investment portfolio losses. The equity component consisted of a $767.5 million private placement of participating convertible preferred stock. The debt component consisted of the issuance of $500.0 million of senior secured second lien notes with a ten year maturity. MoneyGram also entered into a senior secured amended and restated credit agreement amending the Company’s existing $350.0 million debt facility to increase the facility by $250.0 million to a total facility size of $600.0 million. The new facility includes $350.0 million in two term loan tranches and a $250.0 million revolving credit facility. The Company has availability under the revolving facility of approximately $100 million.

The net proceeds of the capital transaction were invested in cash and cash equivalents to supplement unrestricted assets, which stood at $348.6 million at the end of the second quarter of 2008. Under the terms of the equity instruments and debt issued in connection with the capital transaction, the Company has a limited ability to pay common stock dividends and, therefore, does not anticipate declaring any common stock dividends for the foreseeable future.

In the second quarter of 2008 the Company elected to pay cash interest on the $500.0 million of senior secured second lien notes and pay-in-kind dividends on the $767.5 million in participating convertible preferred stock.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of EBITDA. The following tables include a full reconciliation of these non-GAAP financial measures to the related GAAP financial measures.

MoneyGram believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operations of the Company and its business and performance trends, as well as in facilitating comparisons with other companies in the money transfer industry. Specifically, MoneyGram believes the exclusion of net securities gains (losses), valuation gains on interest rate swaps and certain severance costs permits evaluation and comparison of results for on-going business operations. This adjusted view is used by management to internally assess the Company’s performance at both a consolidated and segment level, forecast results and allocate resources. Management does not find the GAAP financial measures particularly relevant or useful in evaluating the operating performance of our segments as they do not represent future period recurring costs or are costs outside of the Company’s control at this time.

We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to service debt. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. In addition, the Company’s debt agreements require compliance with financial measures based on EBITDA. Finally, EBITDA is a financial measure used by management in reviewing results of operations, forecasting, assessing cash flow and capital, allocating resources and establishing employee incentive programs.

Although MoneyGram believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP financial measures.

Preliminary Second Quarter 2008 Results

MoneyGram will be bifurcating embedded derivatives contained in its Series B Preferred Stock. The Company will recognize a liability equal to the fair value of the embedded derivatives, with a corresponding reduction in the value of the Series B Stock recognized in “Mezzanine equity” in the Consolidated Balance Sheets when we file our 10-Q for the quarter ended June 30, 2008. The fair value of the embedded derivatives will be remeasured each period, with changes in the fair value recognized as an unrealized gain or loss in the income statement.

The Company is finalizing the value of this embedded derivative; however, the preliminary fair value estimate of the liability is approximately $25 million as of June 30, 2008. The change in the fair value (reduction in the liability) during the second quarter is estimated to be approximately $12 million and will be reflected as a gain in our second quarter Consolidated Statements of (Loss) Income when we file our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. As the fair value estimates are still preliminary, the embedded derivatives are not reflected in Table One – Consolidated Statements of Income or Table Two – Consolidated Balance Sheet. The embedded derivatives will not affect the non-GAAP adjusted measures reflected in the Tables described below.

The Company and the Investors expect to enter into a separate binding agreement that clarifies the provisions of the Series B Preferred Stock that give rise to the embedded derivatives. This agreement when finalized, is expected to allow us to eliminate the option liability and the fair value accounting in the third quarter of 2008.

Description of Tables

Table One – Consolidated Statements of Income

Table Two - Consolidated Balance Sheet

Table Three – Portfolio Composition

Table Four – Unrestricted Assets

Table Five – Second Quarter Statements of Income (as Adjusted)

Table Six – Segment Results (as Adjusted)

Table Seven – EBITDA and Adjusted EBITDA

Table Eight – Credit Ratios

Table Nine – Common Shares, as Converted

Conference Call and Webcast

MoneyGram International will have a conference call and webcast including slides today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss the second quarter of 2008. Tony Ryan, chief operating officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling (800) 638-5495 in the U.S. The participant passcode is 41540169. The conference call and accompanying slides will be available via webcast through the company’s website at www.moneygram.com. A replay of the conference call and webcast with accompanying slides will be available one hour after the call concludes through 5:00 p.m. EDT on August 21, 2008. The replay of the call is available at (888) 286-8010 for U.S. callers or 617-801-6888 for international callers, passcode 79394478. The Internet audio cast replay will be available at www.moneygram.com.

About MoneyGram International, Inc.

MoneyGram International, Inc. is a leading global payment services company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with approximately 157,000 global money transfer agent locations in 180 countries and territories. For more information, visit the company's website at www.moneygram.com.

Forward Looking Statements

The statements contained in this press release regarding MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) our substantial dividend and debt service obligations, as well as covenant requirements, adversely impact our ability to pay dividends on our common stock, to obtain additional financing and to operate and grow our business; (b) we may be unable to renew material retail agent customer contracts, or we may experience a loss of business from significant agents or customers; (c) we may be unable to operate our Payment Systems segment profitably pursuant to our new official check strategy and portfolio realignment; (d) stockholder lawsuits and other litigation or government investigations of the Company or its agents could result in material settlements, fines or penalties; (e) we may be unable to maintain existing or establish new banking relationships, including the Company’s clearing bank relationships, which could adversely affect our business, results of operation and our financial condition; (f) we may be unable to attract and retain key employees; (g) we may be unable to maintain sufficient capital to pursue our growth strategy and fund key strategic initiatives, such as product development and acquisitions; (h) we may be unable to successfully and timely implement new or enhanced technology and infrastructure, delivery methods and product and service offerings and we may invest in new products or services and infrastructure that are not successful; (i) we may be unable to successfully and timely implement new or enhanced technology and infrastructure, delivery methods and product and service offerings and we may invest in new products or services and infrastructure that are not successful; (j) we may be unable to compete against our large competitors, niche competitors or new competitors that may enter the markets in which we operate; (k) failure by us or our agents to comply with the laws and regulatory requirements in the U.S. and abroad, or changes in laws, regulations or other industry practices and standards could have an adverse effect on our results of operations; (l) offering money transfer transactions through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain Office of Foreign Assets Control (“OFAC”) restrictions could cause contravention of U.S. law or regulations, subject us to fines and penalties and cause us reputational harm; (m) if we suffer system interruptions and system failures due to defects in our software, development delays and installation difficulties, or we suffer a material security breach of our systems, our business could be harmed; (n) in the event of a breakdown, catastrophic event, security breach, improper operation or any other event impacting our systems or processes or our vendors’ systems or processes, or improper action by our employees, agents, customer financial institutions or third-party vendors, we could suffer financial loss, loss of customers, regulatory sanctions and damage to our reputation; (o) we may be unable to scale our technology to match our business and transactional growth; (p) we may face credit and fraud exposure if we are unable to collect funds from our agents who receive the proceeds from the sale of our payment instruments; (q) inability by us to manage reputational damage to the Company’s brand due to the events leading to the Capital Transaction, as well as fraudulent or other unintended uses of our services could reduce the use and acceptance of our services; (r) opening new Company-owned retail locations and acquiring businesses subjects us to new risks and may cause a diversion of capital and management’s attention from our core business; (s) changes in immigration laws or other circumstances that discourage international migration could adversely affect our money transfer remittance volume or growth rate; (t) our business and results of operation may be adversely affected by political, economic or other instability in countries in which we have material agent relationships; (u) if we were unable to maintain compliance with the internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 this could have a material adverse effect on our business and stock price; (v) additional risk factors may be described in our other filings with the Securities and Exchange Commission from time to time.

Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)

	Three months ended			Six months ended
	June 30		2008 vs	June 30		2008 vs
(Amounts in thousands, except per share data)	2008	2007	2007	2008	2007	2007

REVENUE
Fee and other revenue	$281,881	$232,533	$49,348	$544,678	$445,666	$99,012
Investment revenue	34,498	101,107	(66,609)	96,063	197,161	(101,098)
Net securities (losses) gains	(30,291)	(381)	(29,910)	(337,591)	483	(338,074)
Total revenue	286,088	333,259	(47,171)	303,150	643,310	(340,160)
Fee commissions expense	129,098	100,279	28,819	246,330	190,291	56,039
Investment commissions expense	(5,385)	65,320	(70,705)	91,504	127,568	(36,064)
Total commissions expense	123,713	165,599	(41,886)	337,834	317,859	19,975
Net revenue (losses)	162,375	167,660	(5,285)	(34,684)	325,451	(360,135)

EXPENSES
Compensation and benefits	68,136	50,363	17,773	120,435	100,394	20,041
Transaction and operations support	51,335	44,238	7,097	103,364	83,852	19,512
Depreciation and amortization	14,288	12,211	2,077	28,506	23,891	4,615
Occupancy, equipment and supplies	12,391	10,985	1,406	23,613	21,402	2,211
Interest expense	24,008	1,983	22,025	38,797	3,941	34,856
Debt extinguishment loss	-	-	-	1,499	-	1,499
Total expenses	170,158	119,780	50,378	316,214	233,480	82,734
(Loss) income before income taxes	(7,783)	47,880	(55,663)	(350,898)	91,971	(442,869)
Income tax expense	8,259	15,521	(7,262)	25,999	29,773	(3,774)
NET (LOSS) INCOME	$(16,042)	$32,359	$(48,401)	$(376,897)	$62,198	$(439,095)

Basic (loss) earnings per common share	$(0.49)	$0.39	$(0.88)	$(4.88)	$0.75	$(5.63)
Diluted (loss) earnings per common share	$(0.49)	$0.38	$(0.87)	$(4.88)	$0.74	$(5.62)

TABLE TWO
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
(Amounts in thousands, except share data)	2008	2007
ASSETS
Cash and cash equivalents	$-	$-
Cash and cash equivalents (substantially restricted)	4,486,064	1,552,949
Receivables, net (substantially restricted)	1,959,438	1,408,220
Trading investments (substantially restricted)	35,210	62,105
Available for sale investments (substantially restricted)	504,404	4,187,384
Property and equipment	160,676	171,008
Derivative financial instruments	-	1,647
Intangible assets	15,297	17,605
Goodwill	438,839	438,839
Other assets	178,540	95,254
Total assets	$7,778,468	$7,935,011

LIABILITIES
Payment service obligations	$6,636,557	$7,762,470
Debt	978,804	345,000
Derivative financial instruments	-	30,370
Pension and other postretirement benefits	88,650	85,451
Deferred tax liabilities	18,281	11,459
Accounts payable and other liabilities	203,375	188,778
Total liabilities	7,925,667	8,423,528

MEZZANINE EQUITY
Participating Convertible Preferred Stock-Series B, $0.01 par value, 800,000 shares authorized, 495,000 shares issued and outstanding	474,002	-
Participating Convertible Preferred Stock-Series B-1, $0.01 par value, 500,000 shares authorized, 272,500 shares issued and outstanding	264,494	-
Total mezzanine equity	738,496	-

STOCKHOLDERS' DEFICIT
Preferred shares - undesignated, $0.01 par value, 5,000,000 authorized, none issued	-	-
Preferred shares - junior participating, $0.01 par value, 2,000,000 authorized, none issued	-	-
Common shares, $0.01 par value, 250,000,000 shares authorized, 88,556,077 shares issued	886	886
Additional paid-in capital	49,624	73,077
Retained loss	(764,766)	(387,479)
Unearned employee benefits	(963)	(3,280)
Accumulated other comprehensive loss	(17,915)	(21,715)
Treasury stock: 6,000,173 and 5,910,458 shares at June 30, 2008 and December 31, 2007, respectively	(152,561)	(150,006)
Total stockholders' deficit	(885,695)	(488,517)
Total liabilities, mezzanine equity and stockholders' deficit	$7,778,468	$7,935,011

TABLE THREE
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
INVESTMENT PORTFOLIO COMPOSITION
(Unaudited)

(Amounts in thousands)	June 30, 2008	March 31, 2008	December 31, 2007

Cash and cash equivalents	$4,486,064	$4,654,341	$1,552,949
Trading investments (1)	35,210	56,413	62,105
Available-for-sale investments:
Obligations of states and political sub-divisions	-	-	597,379
Commercial mortgage-backed securities	-	-	253,823
Government agency securities (2)	448,532	476,473	1,786,805
Other asset-backed securities (3)	55,872	64,580	1,318,242
Corporate debt securities	-	-	218,367
Preferred and common stock	-	-	12,768
Total available-for-sale investments	504,404	541,053	4,187,384
Total investment portfolio	$5,025,678	$5,251,807	$5,802,438

(1) Auction rate preferred securities are classified as trading.
(2) Investments included in this category consist solely of investments collateralized by U.S. government agencies at June 30 and March 31, 2008.
(3) Other asset-backed securities consist of collateralized debt obligations that were written down but not sold in connection with the portfolio restructuring; total par value of $762 million.

TABLE FOUR
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
UNRESTRICTED ASSETS
(Unaudited)

	June 30	March 31
(Amounts in thousands)	2008	2008

Cash and cash equivalents	$4,486,064	$4,654,341
Receivables, net	1,959,438	1,783,241
Government agency securities	448,532	476,473
	6,894,034	6,914,055
Amounts restricted to cover payment service obligations	(6,636,557)	(6,656,163)
Excess unrestricted assets, excluding auction rate and other asset-backed securities	257,477	257,892

Trading investments (auction rate securities)	35,210	56,413
Other asset-backed securities	55,872	64,580
	91,082	120,993

Adjusted excess unrestricted assets	$348,559	$378,885

TABLE FIVE
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF (LOSS) INCOME (AS ADJUSTED)
(Unaudited)

	As Reported			Adjusted	As Reported			Adjusted
(Amounts in thousands)	Q2 2008	Adjustments		Q2 2008	Q2 2007	Adjustments		Q2 2007

REVENUE
Fee and other revenue	$281,881	$-		$281,881	$232,533	$-		$232,533
Investment revenue	34,498	-		34,498	101,107	-		101,107
Net securities losses	(30,291)	30,291	(1)	-	(381)	381	(1)	-
Total revenue	286,088	30,291		316,379	333,259	381		333,640
Fee commissions expense	129,098	-		129,098	100,279	-		100,279
Investment commissions expense	(5,385)	29,273	(2)	23,888	65,320	-		65,320
Total commissions expense	123,713	29,273		152,986	165,599	-		165,599
Net revenue	162,375	1,018		163,393	167,660	381		168,041

EXPENSES
Compensation and benefits	68,136	(16,524)	(3)	51,612	50,363	-		50,363
Transaction and operations support	51,335	(1,129)	(3)	50,206	44,238	-		44,238
Depreciation and amortization	14,288	-		14,288	12,211	-		12,211
Occupancy, equipment and supplies	12,391	-		12,391	10,985	-		10,985
Interest expense	24,008	4,235	(2)	28,243	1,983	-		1,983
Total expenses	170,158	(13,418)		156,740	119,780	-		119,780
(Loss) income before income taxes	$(7,783)	$14,436		$6,653	$47,880	$381		$48,261

(1) Represents realized gains (losses) on securities, other-than-temporary impairments on available-for-sale investments and unrealized losses on trading investments.
(2) Mark-to-market valuation gain on interest rate swaps, which were terminated in June 2008.
(3) Executive severance and related costs.

TABLE SIX
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
SEGMENT RESULTS (AS ADJUSTED)
(Unaudited)

GLOBAL FUNDS TRANSFER SEGMENT

	As Reported			As Adjusted	As Reported			As Adjusted
(Amounts in thousands)	Q2 2008	Adjustments		Q2 2008	Q2 2007	Adjustments		Q2 2007

Money Transfer Revenue
Fee and other revenue	$254,715	$-		$254,715	$207,926	$-		$207,926
Investment revenue	375			375	1,267			1,267
Net securities losses	(346)	346	(1)	-	(3)	3	(1)	-
Retail Money Order and other
Fee and other revenue	16,727			16,727	14,800			14,800
Investment revenue	5,021			5,021	23,047			23,047
Net securities (losses) gains	(4,240)	4,240	(1)	-	53	(53)	(1)	-
Total Global Funds Transfer Revenue	272,252	4,586		276,838	247,090	(50)		247,040

Commissions Expense	(128,551)	-		(128,551)	(105,225)	-		(105,225)
Net Revenue	$143,701	$4,586		$148,287	$141,865	$(50)		$141,815

Operating income	$30,620	$4,586		$35,206	$40,792	$(50)		$40,742
Operating Margin	11.2%			12.7%	16.5%			16.5%

PAYMENT SYSTEMS SEGMENT

	As Reported			As Adjusted	As Reported			As Adjusted
(Amounts in thousands)	Q2 2008	Adjustments		Q2 2008	Q2 2007	Adjustments		Q2 2007

Fee and other revenue	$10,300	$-		$10,300	$9,646	$-		$9,646
Investment revenue	29,102	-		29,102	76,741	-		76,741
Net securities losses	(25,705)	25,705	(1)	-	(295)	295	(1)	-
Total Payment Systems Revenue	13,697	25,705		39,402	86,092	295		86,387

Commissions Expense	4,839	(29,273)	(2)	(24,434)	(60,374)	-		(60,374)
Net Revenue	$18,536	$(3,568)		$14,968	$25,718	$295		$26,013

Operating income	$3,904	$(3,568)		$336	$9,898	$295		$10,193
Operating Margin	28.5%			0.9%	11.5%			11.8%

(1) Represents realized gains (losses) on securities, other-than-temporary impairments on available-for-sale investments and unrealized losses on trading investments.
(2) Mark-to-market valuation gain on interest rate swaps, which were terminated in June 2008.

TABLE SEVEN
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Q2 2008	Q2 2007

(Loss) income before income taxes	$(7,783)	$47,880
Interest expense	24,008	1,983
Depreciation and amortization	14,288	12,211
Amortization of agent signing bonuses	9,007	6,752
EBITDA (1)	39,520	68,826

Net securities losses (2)	30,291	381
Swap valuation gains (3)	(29,273)	-
Severance and related costs (4)	17,653	-
Adjusted EBITDA	$58,191	$69,207

(1) EBITDA represents earnings before interest, taxes, depreciation and amortization, and amortization of agent signing bonuses.
(2) Represents realized gains (losses) on securities, other-than-temporary impairments on available-for-sale investments and unrealized losses on trading investments.
(3) Mark-to-market valuation gain on interest rate swaps, which were terminated in June 2008.
(4) Executive severance and related costs.

TABLE EIGHT
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
CREDIT RATIOS
(Unaudited)

INTEREST COVERAGE RATIO
	As of
(Amounts in thousands, except ratios)	June 30, 2008

Cash interest expense (1)
Senior Credit Facility	$9,176
Second Lien Notes	17,483
Total cash interest expense	$26,659

Adjusted EBITDA	$58,191

Adjusted EBITDA / Cash Interest Expense	2.2	x

SENIOR SECURED DEBT RATIO
	As of
(Amounts in thousands, except ratios)	June 30, 2008

Outstanding debt
Senior Credit Facility (2)	$494,375
Second Lien Notes	500,000
Total debt	$994,375

Adjusted EBITDA, annualized (3)	$232,764

Total debt / Adjusted EBITDA, annualized (3)	4.3	x

(1) Represents interest paid in cash in the second quarter of 2008. Amount excludes swap valuation gains of $4.2 million and amortization of discount on debt and deferred financing costs of $1.6 million.
(2) This amount represents the principal due at maturity and does not include the unamortized discount on the debt of $16.2 million included in the "Debt" line in the Consolidated Balance Sheets.
(3) For illustrative purposes only. Bank credit agreement requires ratio to be calculated on the most recently ended four fiscal quarters beginning with the March 31, 2009 quarter.

TABLE NINE
MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
COMMON SHARES, AS CONVERTED
(Unaudited)
(Amounts in thousands, except per share data)

COMMON SHARES, AS CONVERTED

Preferred stock, as converted at March 31, 2008	307,729
Q2 2008 paid-in-kind dividend on preferred stock	9,598
Preferred stock, as converted at June 30, 2008 (1)	317,327

Common shares outstanding at June 30 2008 (2)	82,464

Common shares at June 30, 2008, as converted	399,791

CALCULATION OF PAID-IN-KIND DIVIDEND
Preferred shares value at March 31, 2008	769,322
Multiplied by the dividend rate (3)	3.13%
Value of preferred dividend for Q2 2008	23,994

Divided by the conversion price	$2.50

Equivalent common shares	9,598

(1) Preferred shares are excluded from earnings per share calculations as they are anti-dilutive.

(2) For earnings per share purposes, weighted average outstanding shares for the period are used compared to actual outstanding shares. For Q2 2008, these two numbers are the same as there was no share activity.

(3) The quarterly dividend rate is calculated by applying an actual/365 convention to the pay-in-kind annual dividend rate of 12.5 percent.

CONTACT:
MoneyGram International, Inc.
Investor Relations:
Don Duffy, 952-591-3840
ir@moneygram.com